SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

        Date of Report (Date of Earliest Event Reported): April 7, 2004


                            PROVO INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)


  Delaware                    001-15673                         13-3950283
                             (Commission
(State or other              File Number)                     (I.R.S. Employer
jurisdiction of                                              Identification No.)
 incorporation)



                One Blue Hill Plaza, Pearl River, New York 10965
               (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (845) 623-8553



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Item 5. Other Information

     The Company's subsidiary, Proyecciones y Ventas Organizadas, S.A. de C.V. ("Provo Mexico"), had historically relied on Telefonos de Mexico, S.A. ("Telmex") to finance its inventory purchases with a line of credit. Provo Mexico was in default with respect to the repayment of its $6,940,363 (including $2.4 million reclassified as current maturity) credit line with Telmex. On April 7, 2004, Provo Mexico entered into a settlement agreement with Telmex, whereby Provo Mexico transferred eight non-revenue generating real estate properties and certain vehicles carried at book at $1,985,512 to Telmex in full satisfaction and release of the $6,940,363 credit balance to Telmex. The Telmex settlement agreement also provides that Provo Mexico will have a term of 45 days to close its distribution of Telmex prepaid calling cards. During this 45-day term, Provo Mexico may not purchase Telmex issued cards in excess of $67,000 per week. All purchases of Telmex cards must be paid in cash. At the end of the 45-day term, each of Telmex and Provo Mexico granted each other and their respective officers, directors, shareholders and affiliates a full release for any prior obligations and or transactions between the parties.

     The settlement agreement also provides that for a period of fifteen years from the date of the agreement, each of Provo Mexico, certain of its subsidiaries, our Chairman, Ventura Martinez del Rio, Sr. and our director, Ventura Martinez del Rio, Jr. may not participate as officers or directors of any companies whose prime objective is the wholesale distribution of Telmex issued prepaid calling cards.

     Management believes that the settlement agreement with Telmex gives us significant opportunities as we were successful in significantly reducing our level of indebtedness out of court and we obtained a release of any potential liabilities from Telmex. However, the settlement agreement effectively restricts us and Provo Mexico from continuing to distribute Telmex issued prepaid cards in the future and could have a material impact on Provo Mexico's future revenues and profitability. As a result of the settlement agreement, Provo Mexico is scaling back its operations in Mexico to reduce costs.

     Nothing in the settlement agreement restricts us or Provo Mexico from continuing to distribute cellular cards issued by Telcel or prepaid telecommunications cards issued by other telecommunications carriers in Mexico, other than Telmex. In the fourth quarter of 2003, sales of Telcel exceeded sales of Telmex issued cards, as Latadel and Multifon sales declined. Currently, Telcel airtime sales represent about 60% of Provo Mexico's total annual sales, up significantly from 10% in 2000. All purchases of Telcel cards are made in cash and Provo Mexico has no lines of credit with Telcel. Management believes that the distribution of prepaid cellular airtime is more dynamic line of business than the distribution of prepaid cards for traditional telephony services. As a result of the settlement agreement, Provo Mexico will concentrate its efforts on increasing its distribution of Telcel cards and developing new lines of business in Mexico.

     The statements which are not historical facts contained in this Form 8K filing are forward looking statements that involve certain known and unknown risks and uncertainties, including but not limited to, changes in the market for Internet or distribution services, regulatory and technological changes, economic factors, increased competition, foreign currency devaluation, foreign market risk, and the nature of supplier of customer arrangements which become available to the Company in the future. The Company's actual results may differ materially from the results discussed in or implied by any forward-looking statement. The words "believe," "intend," "expect," "should," "project," and "anticipate," and similar expressions identify forward looking statements. Readers are cautioned not to place undue reliance on these forward looking statements which speak only as of the date they were made.


Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(a)-(b) Not Applicable

(c) Exhibits.

              99.2  Press Release dated April 12, 2004.



                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   PROVO INTERNATIONAL, INC.
                                   (Registrant)

Dated:  April 12, 2004            By:  /s/ Ventura Martinez del Rio, Sr.
                                           --------------------------
                                           Chairman of the Board